EXHIBIT 99.1

LIVE NATION ENTERTAINMENT APPOINTS JIMMY IOVINE TO BOARD OF DIRECTORS

LOS ANGELES (Dec. 2, 2014) – Live Nation Entertainment (NYSE: LYV) announced today that its Board of Directors has appointed Jimmy Iovine to the Board as a new independent director, effective Dec. 2, 2014. Iovine is the co-founder of Beats Electronics and Beats Music. The Board will look to harness Iovine’s entrepreneurial experience creating new business models in the music industry, knowledge of brand building and insight into marketing to music fans.

Leveraging a career working with the world’s top talent, in 1990, Iovine co-founded Interscope Records, which became Interscope Geffen A&M after a merger in 1999. Under his leadership, the label was widely regarded as the home of music’s greatest artists. In 2006, Iovine teamed with Dr. Dre to co-found Beats Electronics, a company which produces audio products and operates a music streaming service. In just five years since launch, the Beats' “b” has become the brand of choice in the music and sports worlds, and is the market leader in the premium headphone market. From music superstars customizing headphones and speakers to fashion designers and celebrity athletes collaborating on special limited products, Beats has quickly become part of pop culture in the U.S.

“Jimmy is an extraordinarily gifted arbiter of culture who understands brands and creating compelling new products and services. He will add an important voice to our board of directors as we look to continue to accelerate Live Nation’s growth plans,” said Greg Maffei, chairman of the Live Nation Board of Directors.

“Jimmy is a great addition to the Board and will be a tremendous asset for me and the rest of the management team. He has been at the forefront of innovation in the entertainment industry for decades, and as an entrepreneur, he has combined business inventiveness and marketing prowess with a deep understanding of the music fan to develop and deliver some of the most sought after artist-oriented consumer products and experiences. This expertise will help Live Nation as we continue to discover new ways to attract and engage the live music fan,” said Michael Rapino, president and chief executive officer of Live Nation.

"Live Nation has put together the right management team and incredible assets to really be effective in the new music economy,” said Iovine.

About Live Nation Entertainment
Live Nation Entertainment (NYSE: LYV) is the world’s leading live entertainment company comprised of global market leaders: Ticketmaster, Live Nation Concerts, Live Nation Media & Sponsorship and Artist Nation Management. For additional information, visit www.livenationentertainment.com.

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SOURCE: Live Nation Entertainment
Media Contact: Melissa Zukerman melissa@pcommgroup.com 323.658.1555 Investor Contact: Maili Bergman IR@livenation.com 310.867.7000